As filed with the Securities and Exchange Commission on January 21, 2011.
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIASPACE GREEN ENERGY INC.
(Exact Name of Issuer as Specified in its Charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

2102 Business Center Drive, Suite 130
 Irvine, CA  92612
(Address and Zip Code of Principal Executive Offices)

VIASPACE GREEN ENERGY INC. 2009 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Carl Kukkonen
Chief Executive Officer
VIASPACE GREEN ENERGY INC.
2102 Business Center Drive, Suite 130
 Irvine, CA  92612
(626) 768-3360
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount Of
Title Of Each Class Of	To Be	Price Per	Offering	Registration
Securities To Be Registered	Registered (1)	Share (2)	Price (2)	Fee
Shares, $0.001 par value per share	1,400,000	$3.15	$4,410,000	$512.01

(1)
The number of shares, $0.001 par value per share (“Shares”), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the VIASPACE GREEN ENERGY INC. 2009 Stock Incentive  Plan (the “Plan”). In accordance with Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant which become issuable under the plans by reason of a stock dividend, stock split, recapitalization or other similar transaction.

(2)
This estimate is made pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. It is not known how many shares will be purchased under the plans or at what price such shares will be purchased. The above calculation is based on the offering of 1,400,000 shares registered hereunder at a purchase price of $3.15 per share, which is the average of the high and low prices of the Registrant’s Common Stock as listed on the OTCBB on January 10, 2011.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by VIASPACE GREEN ENERGY INC. (the “Registrant”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

•	The Company’s Form 10-K Annual Report, filed with the SEC on March 31, 2010

•	The Company’s Form 10-Q Quarterly Reports, filed with the SEC on May 14, 2010, August 16, 2010 and November 15, 2010

•	The Company’s Form 8-K Current Report, filed with the SEC on May 18, 2010

•	The Company’s Form 8-K Current Report, filed with the SEC on December 29, 2008

•	The Company’s Form 8-K/A Current Report, filed with the SEC on January 7, 2009

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Holders of our Shares are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Shares do not have cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. Holders of our Shares representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our memorandum and articles of association. The lack of cumulative voting rights could delay, defer or prevent a change in control of the company.

Holders of Shares  are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of shares, if any, having preference over the Shares. Holders of our Shares have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Shares.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Maples and Calder.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers

British Virgin Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our memorandum and articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description of Exhibit

4.1	VIASPACE GREEN ENERGY INC. 2009 Stock Incentive Plan *

5.1	Opinion of Maples and Calder *

23.1	Consent of Goldman Kurland Mohidin LLP *

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (included on Signature Page of this Registration Statement)
______________________
*    filed herewith

ITEM 9. UNDERTAKINGS

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 21, 2011.

VIASPACE GREEN ENERGY INC.
By:	/s/ CARL KUKKONEN
	Name:	Carl Kukkonen
	Title:	Chief Executive Officer

POWERS OF ATTORNEY

     Each person whose signature appears below and whose name is marked with an asterisk (*) hereby constitutes and appoints Carl Kukkonen and Stephen J. Muzi, and either of them, his/her true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing whatsoever requisite and desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on January 21, 2011.

SIGNATURE	TITLE	DATE

/s/ CARL KUKKONEN Carl Kukkonen	Chief Executive Officer and Director (Principal Executive Officer)	January 21, 2011

/s/ STEPHEN J. MUZI Stephen J. Muzi	Chief Financial Officer (Principal Financial and Accounting Officer)	January 21, 2011

/s/ SUNG HSIEN CHANG Sung Hsien Chang	Director	January 21, 2011

/s/ SAMUEL CHEN Samuel Chen	Director	January 21, 2011

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number	Description of Exhibit

4.1	VIASPACE GREEN ENERGY INC. 2009 Stock Incentive Plan *

5.1	Opinion of Maples and Calder*

23.1	Consent of Goldman Kurland & Mohidin LLP *

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

_______________________
*	Filed herewith